Exhibit D

GUILLERMO MORALES E.	MACARENA LASO A.	FERNANDO ARAB V.	M. TERESA MANUBENS B.	KATANNYA JABLONSKI V.
EUGENIO BESA J-H.	MYRIAM BARAHONA A.	EDMUNDO VARAS K.	JOSÉ ANTONIO MOLINA J.	FELIPE ESCÁRATE V.
PEDRO GARCÍA M.	JUAN L. GOLDENBERG S.	LORENA BARRIENTOS E.	FELIPE BALDWIN C.	CAMILA MANDIOLA E.
CARLOS A. SILVA V.	RAFAEL LE-BERT R.	ANTONIO MORALES M.	SEBASTIAN LEYTON P.	SEBASTIÁN LUCO E.
ALEJANDRO HUNEEUS V.	MATÍAS LANGEVIN C.	MARIO VALDERRAMA V.	JAMES CHANNING E.	GUILLERMO PIZARRO U.
JOSÉ MIGUEL CARVAJAL D.	MARÍA JOSÉ BECKER S.	ANDREA DÍAZ T.	J. IGNACIO DELPINO L.
GONZALO CORDERO A.	PATRICIO COFRÉ C.	FELIPE VALLE F.	JUAN IGNACIO EYMIN A.	ENRIQUE BESA P.
M. FRANCISCA PÉREZ N.	MICHEL DIBAN G.	ANTONIO LÓPEZ P.	JAVIER BALBONTIN H.	CONSEJERO
CECILIA BELMAR P.	DANIEL WEINSTEIN D.	LUIS IGNACIO VERGARA L.	ORLANDO PALOMINOS A.

September 14, 2011

The Republic of Chile Ministry of Finance Teatinos 120, piso 12 Santiago, Chile	Writer’s direct dial: +56-2-4727019

Re.: Registration Statement.

Ladies and Gentlemen:

We have acted as special Chilean counsel to the Ministry of Finance of the Republic of Chile (the “Republic” or “Chile”) in connection with the Republic’s issuance of Ps. 162,050,000,000 aggregate principal amount of its CLP-Denominated 5.50% Notes Due 2020 (the “Notes”), pursuant to a registration statement (No. 333-167534) (as amended, the “Registration Statement”) filed by the Republic with the Securities Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to the Third Amended and Restated Fiscal Agency Agreement (as amended, the “Fiscal Agency Agreement”) dated as of August 5, 2010 between the Republic and The Bank of New York Mellon, as Fiscal Agent (in such capacity, the “Fiscal Agent”).

In arriving at the opinion expressed below, we have reviewed the following:

a)	the Registration Statement;

b)	the base prospectus, dated September 2, 2011, included as part of the Registration Statement (the base prospectus being hereinafter referred to as the “Base Prospectus”);

c)	the final prospectus supplement, dated September 7, 2011, relating to the Notes (the “Final Prospectus Supplement”) (the Base Prospectus, as supplemented by the Final Prospectus Supplement, in the form it was filed with the Commission pursuant to Rule 424(b) under the Securities Act, being hereinafter collectively referred to as the “Final Prospectus”);

d)	the Fiscal Agency Agreement;

e)	a facsimile copy of the Notes, in the form of one or more global notes dated September 7, 2011, executed by the Republic and authenticated by the Fiscal Agent;

f)	the Authorization Certificate under the Fiscal Agency Agreement, dated September 14, 2011, pursuant to which the terms of the Notes were established; and

g)	all the relevant provisions of the Constitution of Chile and all relevant laws and orders of Chile, including but not limited to the following (copies and translations of which are attached as Exhibit A to this opinion):

(i)	Articles 32, number 6; 63, numbers 7 and 8; and 65, paragraph 4, number 3 of the Political Constitution of the Republic of Chile of 1980, as amended;

(ii)	Article 3 of Law 20,481, dated December 18, 2010;

(iii)	Articles 45, 46, 47 and 47 bis of Decree Law 1,263 of November 21, 1975;

(iv)	Decree Law 2,349 of October 13, 1978;

(v)	Supreme Decree No. 1,195 (Decreto Supremo N°1.195) dated August 22, 2011 of the Ministry of Finance of the Republic and published in the Official Gazette on September 7, 2011; and

(vi)	all such other documents, instruments and rules as we have deemed necessary as a basis for the opinion hereinafter expressed.

We have assumed for purposes of this opinion: (i) that the Fiscal Agent has adequate power, authority and legal right to enter into the Fiscal Agency Agreement, to execute the documents and take the actions to be executed and taken thereunder, including the authentication of the Notes; (ii) the authenticity of all documents examined by us (and the completeness of and conformity to the originals of any copies thereof submitted to us) and the genuineness of all signatures; and (iii) that the Notes and the Fiscal Agency Agreement, and any other related agreement or document that is stated to be governed by and construed in accordance with New York law, has been duly authorized, executed and delivered pursuant to New York law.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that under and with respect to the present laws and regulations of Chile, the Notes have been duly executed and delivered by the Republic and constitute valid and legally binding obligations of the Republic.

In rendering this opinion we have relied, without independent investigation, (i) to the extent this opinion involves any matter of United States Federal and New York law, upon the opinion of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to the Republic, dated as of even date herewith and included as Exhibit D to Post-Effective Amendment No. 1 to the Registration Statement, and (ii) as to matters of fact, to the extent we have deemed proper, on certificates of officers of the Republic and certificates or other written statements of Chilean officials having custody of relevant documents.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement filed on the date hereof and to the reference to our name under the caption “Validity of the Securities” in the Base Prospectus and “Validity of the Notes” in the Final Prospectus Supplement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Cordially yours,

MORALES & BESA LTDA., ABOGADOS

/s/ PEDRO GARCÍA M.
By:	Pedro García M., a Partner

EXHIBIT A

The following are the most relevant provisions contained in the Constitution of Chile and Chilean laws governing incurrence in public indebtedness by the Republic of Chile, referred to in the opinion letter dated as of September 14, 2011, by Morales & Besa Limitada, Abogados, special Chilean Counsel to the Republic of Chile.

TABLE OF CONTENTS

No.	Document

I.	Constitución Política de la República de Chile (1980) Constitution of Chile

II.	Ley N° 20.481 - Ley de Presupuestos del Sector Público para el Año 2011 Law No. 20,481 - 2011 Public Sector Budget Law

III.	Decreto Ley N° 1.263 de 1975 - Decreto Ley Orgánico de Administración Financiera del Estado Decree Law No. 1,263 of 1975 - Financial Administration of the Republic

IV.	Decreto Ley N° 2.349 de 1978 - Establece Normas Sobre Contratos Internacionales Para el Sector Público Decree Law No. 2,349 of 1978 - Rules Regarding International Contracts for State Sector

V.

Decreto Supremo del Ministerio de Hacienda N° 1.195 de 2011 - Autoriza Emisión de Deuda Pública Directa de Largo Plazo y su Colocación en el Mercado Externo

Supreme Decree of the Ministry of Finance N° 1,195, of 2011 - Authorizes Issuance of Long Term Public Indebtedness and its Placement Abroad

I.	CONSTITUCIÓN POLÍTICA DE LA REPÚBLICA DE CHILE

“…

Artículo 32.- Son atribuciones especiales del Presidente de la República:

…

6°.- Ejercer la potestad reglamentaria en todas aquellas materias que no sean propias del dominio legal, sin perjuicio de la facultad de dictar los demás reglamentos, decretos e instrucciones que crea convenientes para la ejecución de las leyes;

…

Artículo 63.- Sólo son materias de ley:

…

7) Las que autoricen al Estado, a sus organismos y a las municipalidades, para contratar empréstitos, los que deberán estar destinados a financiar proyectos específicos. La ley deberá indicar las fuentes de recursos con cargo a los cuales deba hacerse el servicio de la deuda. Sin embargo, se requerirá de una ley de quórum calificado para autorizar la contratación de aquellos empréstitos cuyo vencimiento exceda del término de duración del respectivo período presidencial.

Lo dispuesto en este número no se aplicará al Banco Central;

8) Las que autoricen la celebración de cualquier clase de operaciones que puedan comprometer en forma directa o indirecta el crédito o la responsabilidad financiera del Estado, sus organismos y de las municipalidades.

Esta disposición no se aplicará al Banco Central;

…

Artículo 65.- [Inciso 4°]

…

Corresponderá, asimismo, al Presidente de la República la iniciativa exclusiva para:

3º.- Contratar empréstitos o celebrar cualquiera otra clase de operaciones que puedan comprometer el crédito o la responsabilidad financiera del Estado, de las entidades semifiscales, autónomas, de los gobiernos regionales o de las municipalidades, y condonar, reducir o modificar obligaciones, intereses u otras cargas financieras de cualquier naturaleza establecidas en favor del Fisco o de los organismos o entidades referidos;

…”

Convenience English Translation

CONSTITUTION

REPUBLIC OF CHILE

“…

Article 32.- The following are special powers vested on the President of the Republic:

…

6°.- The exercise of regulatory Powers in all such matters not included within the legal domain; provided, however, that he will have the ability to issue all other regulations, decrees and instructions as he deem convenient for the due execution of the laws;

…

Article 63.- It is reserved to the law:

…

7) Those that authorize the State, its bodies and the Municipalities to contract loans that shall have the purpose to finance specific projects. The law must indicate the sources of the funds out of which the debt should be served. However, the contracting of loans the maturity date of which exceeds the duration of the term of the respective presidential period shall require authorization by virtue of a law passed by a qualified quorum.

The provisions of this number shall not apply to the Central Bank;

8) Those that authorize any type of transaction which may, directly or indirectly, affect the credit or the financial responsibility of the State, its bodies and the Municipalities.

The provisions of this number shall not apply to the Central Bank;

…

Article 65.- [paragraph 4]

…

The President of the Republic shall also have the exclusive [legislative] initiative for:

3.- Contracting loans or enter into any other transactions which may affect the public financial credit or the financial responsibility of the public, semipublic, autonomous agencies or municipalities, and cancel, reduce or amend obligations, interest provisions or other financial undertakings of any nature, established on behalf of the Republic (Fisco) or of the above mentioned entities or agencies;”

…”

II.	LEY N° 20.481 - LEY DE PRESUPUESTOS PARA EL SECTOR PÚBLICO, CORRESPONDIENTE AL AÑO 2011

(Diario Oficial de 18 de diciembre de 2010)

“…

Artículo 3°.- Autorízase al Presidente de la República para contraer obligaciones, en el país o en el exterior, en moneda nacional o en monedas extranjeras, hasta por la cantidad de US$ 6.000.000 miles que, por concepto de endeudamiento, se incluye en los Ingresos Generales de la Nación.

Autorízasele, además, para contraer obligaciones, en el país o en el exterior, hasta por la cantidad de US$ 1.800.000 miles o su equivalente en otras monedas extranjeras o en moneda nacional.

Para los fines de este artículo podrán emitirse y colocarse bonos y otros documentos en moneda nacional o extranjera, los cuales podrán llevar impresa la firma del Tesorero General de la República.

La parte de las obligaciones contraídas en virtud de esta autorización que sea amortizada dentro del ejercicio presupuestario 2011 y aquellas que se contraigan para efectuar pago anticipado de deudas constituidas en ejercicios anteriores, deducidas las amortizaciones incluidas en esta ley para el año 2011, no serán consideradas en el cómputo del margen de endeudamiento fijado en los incisos anteriores.

La autorización que se otorga al Presidente de la República será ejercida mediante decretos supremos expedidos a través del Ministerio de Hacienda, en los cuales se identificará el destino específico de las obligaciones que se contraigan, indicando las fuentes de recursos con cargo a los cuales debe hacerse el servicio de la deuda. Copia de estos decretos serán enviados a las Comisiones de Hacienda del Senado y de la Cámara de Diputados dentro de los quince días siguientes al de su total tramitación.

…”

Convenience English Translation

LAW No. 20,481

2011 PUBLIC SECTOR BUDGET LAW

(Published in the Official Gazette of December 18, 2010)

“…

Article 3.- The President of the Republic is hereby authorized to contract debt obligations in Chile or abroad up to the amount of US$ 6,000,000,000 or the equivalent thereof in any other foreign currencies or in domestic currency, which, for the purposes of indebtedness, shall be included in the Calculation of General Revenues of the Nation.

The President is also authorized to contract debt obligations in Chile or abroad up to an amount of US$ 1,800,000,000 or its equivalent in other foreign currency of Chilean currency.

For the purposes of this article, (the authorization covers) the issuance and placement of bonds and other instruments denominated in domestic or foreign currency, which instruments may bear the printed signature of the Treasurer General of the Republic.

The portion of the obligations incurred pursuant to this authorization which is repaid within the budget year 2011 and those incurred for the prepayment of indebtedness incurred in previous years, after deducting the amortizations provided for in this law for year 2011, will not be considered in the computation of indebtedness margin established in the preceding paragraphs.

The President of the Republic shall exercise the authorization granted herein by issuing one or more supreme decrees through the Ministry of Finance (Ministerio de Hacienda) which will indicate the specific end use of the obligations to be assumed and the source of the funding to service the debt,. A copy of these decrees will be sent to the Senate and the House of Representatives´ Finance Committees within fifteen days following the final issuance.

…”

III.	DECRETO LEY N° 1.263 DE 1975 - DECRETO LEY ORGÁNICO DE ADMINISTRACIÓN FINANCIERA DEL ESTADO

(Diario Oficial de 18 de noviembre de 1975 y modificaciones posteriores)

“…

TÍTULO IV

Del crédito público

…

Artículo 45.o- En las obligaciones que contraiga el Fisco, el Tesorero General de la República deberá suscribir los títulos de créditos fiscales.

Los títulos referidos que deban firmarse en el exterior, podrán ser suscritos por el funcionario que designe el Presidente de la República, en remplazo del Tesorero General.

Artículo 46.o- El Contralor General de la República refrendará todos los documentos de deuda pública que se emitan.

Ningún documento de deuda pública será válido sin la refrendación del Contralor General de la República o de otro funcionario o institución que, a propuesta de él, designe el Ejecutivo.

La Contraloría General de la República llevará la contabilización de toda la deuda pública.

Artículo 47.o- El Estado puede colocar los títulos de la deuda pública en el mercado de capitales directamente, por medio de la Tesorería General de la República, o en forma indirecta, mediante la colocación a través de agentes o consorcios financieros nacionales o extranjeros tales como bancos comerciales, bolsas de comercio u otras.

Podrá establecerse el pago de una comisión por la colocación de estos títulos.

Artículo 47º BIS.- En la emisión de bonos y otros valores representativos de deuda pública que emita el Estado, el Ministerio de Hacienda, mediante decreto supremo cumplido bajo la fórmula “Por orden del Presidente de la República”, podrá disponer que tales bonos o valores sean emitidos sin la obligación de imprimir títulos o láminas físicas que evidencien la deuda pública correspondiente. El decreto supremo señalado precedentemente deberá indicar, para una o más emisiones determinadas, o en general, para todas las emisiones, las reglas, requisitos y demás modalidades necesarias para hacer valer los derechos emanados de los bonos o valores emitidos en la forma antes señalada, incluyendo el procedimiento requerido para transferirlos.

En caso que los bonos o valores se emitan en la forma señalada en el inciso anterior, la suscripción por el Tesorero General de la República y la refrendación del Contralor General de la República, exigidas en los artículos 45 y 46 precedentes, deberá efectuarse en una réplica o símil de los bonos o valores emitidos, quedando de esta forma y para todos los efectos legales, autorizada y refrendada la totalidad de los bonos o valores que integran la serie correspondientemente emitida y cuyos términos y condiciones serán idénticos a dicha réplica.

De la misma manera, tratándose de emisiones de bonos y valores efectuadas en la forma establecida en los incisos precedentes, el emisor deberá mantener un registro de anotaciones en cuenta a favor de los tenedores de los correspondientes valores representativos de la deuda pública. La mantención del mencionado registro podrá ser contratada con un tercero, en la forma que indique el decreto supremo a que se refiere el inciso primero.

…”

Convenience English Translation

DECREE LAW No. 1,263 OF 1975

FINANCIAL ADMINISTRATION OF THE REPUBLIC

(Published in the Official Gazette of November 18, 1975, as amended)

“…

TITLE IV

Public Credit

…

Article 45.- The Treasurer General of the Republic (Tesorero General de la República) shall execute the credit instruments that evidence the indebtedness of the Republic.

If such instruments ought to be executed abroad an official designated by the President of the Republic may execute them for and on behalf of the Treasurer General of the Republic.

Article 46.- The Comptroller General of the Republic (Contralor General de la República) shall authenticate (“refrendar”) all such debt instruments that may be issued by the Republic.

No document purporting to evidence public indebtedness shall be valid as such if it is not authenticated by the Comptroller General of the Republic or such other public official or institution appointed by the Executive upon the proposition of the Comptroller General.

The Office of the Comptroller General shall keep the accounting of all the indebtedness of the Republic.

Article 47.- The Republic can place its debt instruments in the capital markets either directly, through the Treasury of the Republic, or indirectly, through its placement by national or international financial agents or consortia such as commercial banks, stock exchanges or others.

The State may pay a commission for the placement of its debt.

Article 47 BIS.- The Ministry of Finance may approve, by means of Supreme Decree complied with and signed by using the “Upon Order of the President of the Republic”, that bonds or other securities representing public debt be issued without the obligation of being evidenced in printed securities or physical sheets. Such supreme decree shall contain the rules, requirements and terms and conditions needed to exercise the rights arising therefrom, including provisions on transfer, which will apply to one or more precise issuances or in general, to all issuances,

If the bonds or securities are issued in accordance with the prior paragraph, the execution by the Treasurer General of the Republic (Tesorero General de la República) and the authentication (refrendación) by the Comptroller General of the Republic, required pursuant to Articles 45 and 46 above shall be made in a replica or facsimile of the issued bonds or securities, thereby the whole series of bonds or securities being issued becoming authorized and authenticated by the Comptroller General of the Republic in identical terms and conditions than those of such replica.

Likewise, the issuer shall keep a book entry system for the benefit of the holders of the securities representing public debt, which may be carried out by a third party as provided in the corresponding supreme decree.

…”

IV.	DECRETO LEY N° 2.349 DE 1978 - ESTABLECE NORMAS SOBRE CONTRATOS INTERNACIONALES PARA EL SECTOR PÚBLICO

(Diario Oficial de 28 de Octubre de 1978 y modificaciones posteriores)

“…

Artículo 1°- Decláranse válidos los pactos destinados a sujetar al derecho extranjero los contratos internacionales, cuyo objeto principal diga relación con negocios u operaciones de carácter económico o financiero, celebrados o que se celebren por organismos, instituciones o empresas internacionales o extranjeras que tengan el centro principal de sus negocios en el extranjero, con el Estado de Chile o sus organismos, instituciones o empresas.

Son igualmente válidas las estipulaciones por las cuales se haya sometido o se sometan diferendos derivados de tales contratos a la jurisdicción de tribunales extranjeros, incluyendo tribunales arbitrales previstos en mecanismos de arbitraje preestablecidos o en el respectivo contrato, como también las estipulaciones por las que se haya fijado o se fije domicilio especial y se haya designado o se designe mandatario en el extranjero para los efectos del contrato.

Lo dispuesto en los incisos anteriores igualmente es aplicable a los actos y contratos por los cuales el Estado de Chile o sus organismos, instituciones y empresas, hayan otorgado u otorguen, en cualquier forma, su garantía a terceros en los contratos a que se refiere el inciso primero. En virtud del sometimiento a la jurisdicción de un tribunal extranjero, cesará el derecho a invocar la inmunidad de jurisdicción, a menos de estipulación expresa en contrario.

Artículo 2°- Declárase que el Estado de Chile y sus organismos, instituciones o empresas, podrán renunciar a la inmunidad de ejecución en los contratos referidos en el artículo anterior. Con todo, tal renuncia se entenderá limitada al cumplimiento de sentencias recaídas en litigios derivados del contrato específico en que ella se haya convenido. Tratándose de organismos, instituciones y empresas con personalidad jurídica distinta a la del Estado, la renuncia afectará exclusivamente los bienes del dominio de la entidad contratante.

La renuncia pactada en los contratos a que se refiere este artículo, celebrados con anterioridad a la vigencia de este decreto ley, se entenderá válida con las mismas limitaciones señaladas en el inciso anterior.

Artículo 3°- Para los efectos de este decreto ley, se entenderá por organismos, instituciones y empresas del Estado, todo servicio público, institución fiscal o semifiscal, centralizada o descentralizada, empresa del Estado y, en general, todo organismo autónomo creado por ley como, asimismo, toda empresa, sociedad o entidad pública o privada en que el Estado o sus empresas, sociedades o instituciones, centralizadas o descentralizadas, tengan aportes de capital, representación o participación superiores al 50% del capital social, aun cuando se exija norma expresa para aplicarles las disposiciones legales del sector público.

Artículo 4°- Para que los contratos y estipulaciones indicados en los artículos 1° y 2° convenidos con posterioridad a la vigencia del presente decreto ley, queden regidos por sus disposiciones, será necesario que la sumisión al derecho extranjero o a tribunales extranjeros, el señalamiento de domicilio, la designación de mandatario en el extranjero y la renuncia a la inmunidad de ejecución, cuenten con la autorización del Presidente de la República, dada mediante decreto del Ministerio de Hacienda. Se exceptúan de esta exigencia el Banco Central y el Banco del Estado de Chile.

El Presidente de la República podrá otorgar su autorización en general a determinados organismos, instituciones o empresas del Estado, o en particular para algunas clases de contrato. En todo caso, esta autorización no podrá concederse por un plazo superior a un año; pero podrá renovarse.

La autorización a que se refiere este artículo no excluye otras necesarias en razón de la naturaleza del contrato de que se trate.

Artículo 5°- Sin perjuicio de la validez de las estipulaciones contenidas en actos o contratos ya celebrados, no valdrá renuncia alguna en cuanto a la inmunidad de ejecución respecto de los fondos, derechos y bienes que el Banco Central de Chile mantuviere en el extranjero, por cuenta propia, salvo que dicha renuncia se refiera a obligaciones contraídas por dicho Banco.

Artículo 6°- No procederá renuncia alguna de inmunidad de ejecución respecto de los bienes inmuebles y del mobiliario destinados a mantener una misión diplomática o consular o la residencia del jefe de ellas.

No valdrá renuncia alguna de inmunidad de ejecución con respecto a bienes destinados a fines militares, tanto aquellos que sean propiamente de carácter militar como aquellos que se encuentren bajo el control de una autoridad militar o agencia de defensa.

Artículo 7°- Las estipulaciones contenidas en los artículos 1.- y 2.- no podrán pactarse en los contratos que se celebren en conformidad al decreto ley número 600, de 13 de julio de 1974, y sus modificaciones.

Asimismo, no procederán en los contratos que se celebren sobre concesiones de bienes de uso público o de bienes fiscales, ni en los actos o contratos que celebren los organismos, instituciones o empresas del Estado de Chile, cuando la legislación particular por la cual se rijan excluya en forma expresa la sumisión a la ley o tribunal extranjeros, o disponga que los diferendos que de ellos deriven deban ser sometidos a la ley chilena o a tribunales nacionales.

Artículo 8°- La designación de mandatarios especiales a que se refiere el artículo 1° sólo podrá recaer, en el futuro, en un cónsul chileno general o particular o de distrito, en alguna agencia u oficina de organismos, instituciones o empresas del Estado de Chile con sede en el extranjero, o en el representante legal de dicha agencia u oficina.

Artículo 9°- Cualquier Estado extranjero y sus organismos, instituciones y empresas podrán impetrar en Chile la inmunidad de jurisdicción y de ejecución, según el caso, en los mismos términos y con igual amplitud e idénticas excepciones como la reconociere su propia legislación en favor del Estado de Chile o de sus organismos, instituciones y empresas.

Artículo 10°- Sustitúyese el N° 3 del artículo 245 del Código de Procedimiento Civil, por el siguiente: “3.- Que la parte en contra de la cual se invoca la sentencia haya sido debidamente notificada de la acción. Con todo, podrá ella probar que, por otros motivos, estuvo impedida de hacer valer sus medios de defensa.”

Artículo 11°- Declárase que las operaciones de crédito con el exterior, pactadas con instituciones o empresas bancarias o financieras, extranjeras o internacionales, han estado y estarán sometidas, en cuanto a estipulaciones sobre intereses, comisiones, recargos, pago anticipado y demás condiciones financieras, a las modalidades usuales imperantes en el mercado externo de capitales, sin que les sean aplicables las disposiciones limitativas sobre la materia de la legislación nacional.

Se presume que las condiciones contenidas en operaciones aprobadas por el Banco Central de Chile son las imperantes en el respectivo mercado externo de capitales.

…”

Convenience English Translation

DECREE LAW No. 2,349 OF 1978

RULES REGARDING INTERNATIONAL

CONTRACTS FOR STATE SECTOR

(Published in the Official Gazette of October 28, 1978, as amended)

“…

Article 1.- Stipulations that subject to a foreign governing law the international agreements, the main purpose of which are businesses or transactions of an economic or financial nature, that have been or will be executed between international or foreign entities, institutions or corporations whose main center of operations is located abroad and the Chilean State or its agencies, institutions or enterprises; are hereby declared valid.

Stipulations by which disputes arising out of such contracts have been or are submitted to the jurisdiction of foreign courts of arbitration contemplated in pre-established mechanisms of arbitration or in the respective contract, as well as stipulations by which special domiciles have been or are established and agents abroad have been or are designated for purposes of the contract; are likewise valid.

The above is also applicable to the acts and contracts by which the State of Chile or its organisms, institutions and enterprises have granted or grant, in any manner, its guarantee to third parties in the contracts referred to in the first paragraph.

By the submission to the jurisdiction of a foreign court, the right to invoke immunity from jurisdiction will cease, unless in case of express stipulation to the contrary.

Article 2.- It is declared that the State of Chile, its organisms, institutions or enterprises, may waive immunity from execution in the contracts referred to in the previous article. However, such waiver will be limited to the enforcement of judgments obtained in lawsuits arising out of the specific contract in which said waiver has been given. In the case of organisms, institutions and enterprises with a legal personality separate from that of the State, the waiver will only affect assets belonging to them.

Waivers stipulated in the contracts referred to in this article that have been executed prior to this decree law will be valid with the same limitations indicated in the previous paragraph.

Article 3.- For the purposes of this decree law, organisms, institutions and companies of the State shall mean every public service, fiscal or semi-fiscal institution, centralized or decentralized, state-owned company, and in general, every autonomous organism created by law, as every enterprise, society or entity, public or private in which the State, its companies, societies or institutions, centralized or decentralized, have equity contributions, representation or participation exceeding 50% of the outstanding capital, even in those cases in which an explicit norm is required to apply to them public sector regulations.

Article 4.- In order that contracts and stipulations indicated in article 1 and 2 executed subsequently to this decree law be governed by its provisions, it will be necessary that the submission to foreign law or to foreign courts, the establishment of domicile, the designation of agents abroad and the waiver of domicile, the designation of agents abroad and the waiver of immunity from execution be authorized by the President of the Republic by decree of the Ministry of Finance. The Central Bank of Chile and the State Bank of Chile (Banco del Estado de Chile) are exempted from these requirements.

The President of the Republic may grant his authorization generally to certain state organisms, institutions or enterprises, or particularly for certain kinds of agreements. In any event, this authorization may not be granted for a term of over one year, but it may be renewed.

The authorization referred to in this article does not exclude other authorizations that may be necessary in consideration of the nature of the contract in question.

Article 5.- Notwithstanding the validity of stipulations contained in acts and contracts already executed, no waiver regarding the funds, rights and property held by the Central Bank abroad will be valid, unless such waiver refers to obligations acquired by such Bank.

Article 6.- No waiver to immunity of execution shall be granted regarding the movable property and furniture of diplomatic or consular missions or the residence of the chief of any of them.

No waiver of immunity from execution shall be valid with respect to property destined to military purposes, including both military property of an inherently military character and property that is under the control of a military authority or defense agency.

Article 7.- Stipulations contained in articles 1° and 2° herein shall not be agreed in contracts executed under the provisions of Decree Law N° 600, of July 13, 1974, an its amendments.

Likewise, they will not be agreed in contracts of concession of national property of public use or of fiscal property, nor in acts or contracts executed by organisms, institutions or companies of the Chilean State, when particular legislation by which they are construed expressly excludes the submission of foreign law or courts, or dictates that disputes originated from them shall be submitted to Chilean law or Chilean Courts.

Article 8.- In the future, the appointment of special representatives referred to in article 1° shall only be to a Chilean general consul, or particular, or of a district, to some agency or office of organisms, institutions, or companies of the Chilean State with seat abroad, or to the legal representative of such agency or office.

Article 9.- Any foreign State an its organisms, institutions and enterprises may call for immunity of jurisdiction and execution in Chile, as the case may be, in the same terms and amplitude and identical exceptions as recognized by its own legislation in favor of the Chilean State, or of its organisms, institutions or companies.

Article 10.- Article 245 N°3 of the Civil Procedure Code is substituted by the following:

“3. That the party against which the sentence is being invoked has been duly served of the lawsuit. However, he may prove that, for different motives, he was prevented from assuming his defense.”

Article 11.- It is declared that all foreign loan operations, agreed with institutions or banking or finance companies, foreign or international, are and will continue to be submitted, regarding stipulations about interests, commissions, surcharges, prepayments and other financial conditions, to the terms prevailing in foreign capital markets, without being applicable to them the restrictive regulations provided for this matter in national legislation.

It is deemed that conditions contained in operations approved by the Central Bank are prevailing in the respective foreign capital market.

…”

V.	DECRETO SUPREMO DEL MINISTERIO DE HACIENDA N° 1.195 DE 2011 - AUTORIZA EMISIÓN DE DEUDA PÚBLICA DIRECTA DE LARGO PLAZO Y SU COLOCACIÓN EN EL MERCADO EXTERNO.

(Diario Oficial de 7 de septiembre de 2011)

REF.:	AUTORIZA EMISIÓN DE DEUDA PÚBLICA DIRECTA DE LARGO PLAZO Y SU COLOCACIÓN EN EL MERCADO EXTERNO.

Nº 1.195

SANTIAGO, 22 Ago. 2011

VISTOS: El artículo 32 N° 6 de la Constitución Política de la República; el artículo 3° de la Ley N° 20.481; los artículos 45, 46, 47 y 47 bis del Decreto Ley N° 1.263, de 1975; el Decreto Ley N° 2.349, de 1978, que establece normas sobre contratos internacionales para el sector público; y el Decreto Supremo N° 567, de 2010, del Ministerio de Hacienda, dicto el siguiente

DECRETO:

Artículo 1°.- Autorízase al Ministro de Hacienda, al Subsecretario de Hacienda o al Cónsul General de Chile en Nueva York para que, indistintamente, representen al Fisco de la República de Chile, en adelante “la República”, en la emisión en el mercado externo de bonos globales, según se establece a continuación:

a) Bono o bonos denominados y pagaderos en dólares de los Estados Unidos de América.

b)      Bono o bonos denominados en pesos chilenos y pagaderos en dólares de los Estados Unidos de América, los cuales se podrán emitir sea en virtud de la emisión de una nueva serie o bien mediante la reapertura de la serie de bonos emitidos con fecha 5 de agosto de 2010 denominados en pesos chilenos y pagaderos en dólares de los Estados Unidos de América por un total de $272.295.000.000.- (doscientos setenta y dos mil doscientos noventa y cinco millones de pesos chilenos), que devengan una tasa de interés de 5,5% y que fueran autorizados por Decreto Supremo N° 567, de 2010, del Ministerio de Hacienda (en adelante, la “Serie Reabierta”).

El monto agregado total máximo de las emisiones autorizadas por el presente decreto será de hasta mil quinientos millones de dólares de los Estados Unidos de América (US$ 1.500.000.000.-). Se deja constancia que para el cálculo de la equivalencia en dólares de los Estados Unidos de América del monto a emitir del o los bonos denominados en pesos chilenos, se utilizará el tipo de cambio observado del dólar de los Estados Unidos de América, determinado en la forma señalada en la letra (j) del articulo 4° siguiente, de la fecha del presente decreto.

En uso de esta facultad, cualquiera de los personeros antes mencionados podrá celebrar, otorgar, ejecutar o suscribir todos los actos, contratos y documentos que sean necesarios para proceder a la emisión, registro, colocación y enajenación, así como para establecer cualquier otro aspecto requerido para llevar a cabo las operaciones de endeudamiento externo que se autorizan, tales como: contrato o contratos de colocación, por el cual instituciones financieras se obligarán a colocar los bonos y, eventualmente, adquirirlos, y el contrato de agencia fiscal o sus modificaciones que, entre otros, regularán estas operaciones, solicitudes de registro ante organismos administrativos y/o bolsas de valores, que incluyan la emisión y colocaciones de bonos a que alude este decreto, y modificaciones a las mismas.

Artículo 2°.- Los recursos líquidos obtenidos de la colocación de estos Bonos se destinarán a cumplir obligaciones de las Partidas 50-01-03-30, Adquisición de Activos Financieros, y 50-01-04-34, Servicio de la Deuda.

Artículo 3°.- Las características y condiciones financieras del bono o bonos denominados en dólares de los Estados Unidos de América serán las siguientes:

(a) Emisor: República de Chile.

(b) Moneda, Expresión y Cortes: Emitido y expresado en dólares de los Estados Unidos de América, en cortes mínimos de US$ 1.000 (mil dólares).

(c) Fecha de Emisión: cualquier fecha desde la publicación del presente decreto en el Diario Oficial y hasta el 30 de diciembre de 2011.

(d) Modo y Fecha de Colocación: Una o más colocaciones durante el transcurso del año 2011.

(e) Precio de Colocación: El precio de colocación no podrá ser inferior al 96% de su valor par.

(f) Amortización de Capital: El capital será amortizado en una sola cuota por el total del capital suscrito, pagadera al vencimiento.

(g) Vencimiento: Hasta 10 años.

(h) Tasa de Interés: No superior a 6% anual;

(i) Pago de Intereses: Semestralmente, al final de cada periodo contado desde la fecha de la emisión. No obstante, podrá pactarse que el primer pago de intereses se efectúe hasta nueve meses, contados desde la fecha de la emisión.

(j) Comisión de colocación: Hasta un 0,35% sobre el monto total de los bonos suscritos, pagadera en dólares de los Estados Unidos de América, cantidad que será deducida de los recursos obtenidos de la colocación de los bonos.

(k) Otros gastos: Asimismo, conforme a lo establecido en el artículo 1° precedente, podrá convenirse el pago de otras obligaciones pecuniarias usuales para este tipo de operaciones en los mercados financieros internacionales, tales como intereses penales, compensaciones, comisión de agencia u otras, tarifa de registro y/o de alistamiento en bolsa de valores, calificación de bonos y de riesgo-país, y otros honorarios y reembolso de gastos que se irroguen con relación a esta emisión de bonos.

(l) Otros Términos y Condiciones: Los que se pacten en el contrato de agencia fiscal o en el contrato de colocación suscritos conforme al artículo 1° precedente.

Artículo 4°.- En caso de emisión de una nueva serie de bonos, las características y condiciones financieras del bono o bonos denominados en pesos chilenos y pagaderos en dólares de los Estados Unidos de América serán las siguientes:

(a) Emisor: República de Chile.

(b) Moneda, Expresión y Cortes: Emitido y expresado en pesos chilenos, en cortes mínimos de $ 500.000 (quinientos mil pesos chilenos).

(c) Fecha de Emisión: Cualquier fecha desde la publicación del presente decreto en el Diario Oficial y hasta el 30 de diciembre de 2011.

(d) Modo y Fecha de Colocación: Una o más colocaciones durante el transcurso del año 2011.

(e) Precio de Colocación: El precio de colocación no podrá ser inferior al 96% de su valor par y será pagado en dólares de los Estados Unidos de América.

(f) Amortización de Capital: El capital será amortizado en una sola cuota por el total del capital suscrito, pagadera al vencimiento.

(g) Vencimiento: Hasta 20 años.

(h) Tasa de Interés: No superior a 8% anual.

(i) Pago de Intereses: Semestralmente, al final de cada periodo, contado desde la fecha de emisión. No obstante, podrá pactarse que el primer pago de intereses se efectúe hasta nueve meses, contados desde la fecha de la emisión.

(j) Montos de pagos: La cantidad a pagar en dólares de los Estados Unidos de América en cada fecha de pago de capital o intereses será el equivalente al monto en pesos chilenos dividido por el tipo de cambio observado del dólar de los Estados Unidos de América que corresponda aplicar, publicado por el Banco Central de Chile en el Diario Oficial, de acuerdo al artículo 44 del artículo primero de la ley N° 18.840, Orgánica Constitucional del Banco Central de Chile.

(k) Comisión de colocación: Hasta un 0,35% sobre el monto total de los bonos suscritos, pagadera en dólares de los Estados Unidos de América, cantidad que será deducida de los recursos obtenidos de la colocación de los bonos.

(l) Otros gastos: Asimismo, conforme al procedimiento establecido en el artículo 1°, podrá convenirse el pago de otras obligaciones pecuniarias usuales para este tipo de operaciones en los mercados financieros internacionales, tales como intereses penales, compensaciones, comisión de agencia u otras, tarifa de registro y/o de alistamiento en bolsa de valores, calificación de bonos y de riesgo-país, y otros honorarios y reembolso de gastos que se irroguen con relación a esta emisión de bonos.

(m) Otros Términos y condiciones: los que se pacten en el contrato de agencia fiscal o en el contrato de colocación suscritos conforme al artículo 1° precedente.

En caso de reapertura, las características y condiciones financieras del bono o bonos denominados en pesos chilenos y pagaderos en dólares de los Estados Unidos de América serán las mismas que los de la Serie Reabierta.

Artículo 5°.- Los bonos podrán ser emitidos sin impresión física, según el artículo 47 bis del Decreto Ley N° 1.263, de 1975 y las siguientes reglas:

(a) El Tesorero General de la República suscribirá y el Contralor General de la República refrendará una réplica o símil por cada una de las emisiones de bonos.

(b) Se facultará al agente fiscal en el respectivo contrato de agencia fiscal o sus modificaciones, para que mantenga, conforme a las normas que le sean aplicables, el registro a que se refiere el inciso final del artículo 47 bis del Decreto Ley N° 1.263, de 1975.

(c) La adquisición inicial y posterior transferencia de los bonos, así como las modalidades necesarias para hacer valer los derechos emanados de los bonos que se emitan, se efectuará mediante los procedimientos que se pacten en los actos y contratos referidos en el artículo 1° precedente.

Artículo 6°.- Autorízase al Tesorero General de la República para que represente al Fisco de la República de Chile en la administración de esta emisión de deuda de largo plazo; de modo que en uso de estas facultades podrá:

(a) Pagar los intereses, compensaciones, comisiones, honorarios y gastos que procedan de acuerdo a este decreto; y

(b) Rescatar los bonos a la fecha de su vencimiento, pudiendo celebrar acuerdos especiales para el rescate anticipado de los mismos. En este caso el rescate podrá hacerse en cualquier momento, en todo o en parte a prorrata, sin premio ni sanción.

Lo anterior, será efectuado por la Tesorería General de la República con cargo a los fondos que anualmente se consulten en el Programa Servicio de la Deuda Pública de la partida presupuestaria Tesoro Público de la ley de presupuestos del año correspondiente.

Artículo 7°.- Los documentos que se otorguen en virtud de lo dispuesto en el N° 1 de este decreto deberán, además, ser firmados por el Tesorero General de la República y refrendados por el Contralor General de la República, según corresponda en virtud de lo dispuesto en los artículos 45 y 46 del Decreto Ley N° 1.263, de 1975 o de la ley aplicable a los contratos referidos.

Autorízase al Cónsul General de Chile ante Nueva York para que en caso que los contratos y documentos a que se refiere el N° 1 de este decreto se otorguen o suscriban en el exterior y el Tesorero General de la República no concurra a su otorgamiento, suscriba u otorgue dichos contratos y documentos en su representación, y para que en representación del Contralor General de la República, y a su pedido, proceda a su refrendación.

Artículo 8°.- Autorízase a los personeros mencionados en el artículo 1° de este decreto para que, en los actos, contratos y documentos que suscriban en virtud de lo ahí dispuesto, acepten estipulaciones que establezcan que dichos contratos quedarán sometidos al derecho o a tribunales extranjeros; igualmente dichas estipulaciones podrán disponer la renuncia a la inmunidad de ejecución, el señalamiento de domicilio y la designación de mandatarios en el extranjero.

ANÓTESE, TÓMESE RAZÓN Y PUBLÍQUESE

SEBASTIÁN PIÑERA ECHENIQUE

Presidente de la República

FELIPE LARRAÍN BASCUÑÁN

Ministro de Hacienda

Convenience English Translation

SUPREME DECREE OF THE MINISTRY OF FINANCE No. 1,195, OF 2011

AUTHORIZES ISSUANCE OF DIRECT LONG TERM PUBLIC INDEBTEDNESS AND

ITS PLACEMENT ABROAD

(Published in the Official Gazette of September 7, 2011)

REF.:	AUTHORIZES ISSUANCE OF DIRECT LONG TERM PUBLIC INDEBTEDNESS AND ITS PLACEMENT ABROAD

No. 1,195

Santiago, August 22, 2011

CONSIDERING:	Article 32, Number 6, of the Constitution of the Republic of Chile; Article 3 of Law 20,481; Articles 45, 46, 47 and 47 bis of Decree Law No. 1,263 of 1975; Decree Law No. 2,349 of 1978, that provides rules for international agreements for the public sector; and the Supreme Decree No. 567, of 2011, of the Ministry of Finance,

I HEREBY DECREE:

Article 1.- The Minister of Finance, the Undersecretary of Finance or the General Consul of Chile in New York, indistinctively, are hereby authorized to represent the Republic of Chile (hereinafter, “the Republic”) in the issuance of global bonds in the foreign market, as described below:

a) Bond or bonds denominated and payable in dollars of the United States of America.

b) Bond or bonds denominated in Chilean pesos and payable in dollars of the United States of America, which may be issued either by means of the issuance of a new series or by means of the reopening of the series of bonds issued on August 5, 2010, denominated in Chilean pesos and payable in dollars of the United States of America for an aggregate amount of $272,295,000,000.- (two hundred seventy two billion two hundred ninety five million Chilean pesos), which accrue an interest rate of 5.5% and that were authorized by the Supreme Decree No. 567, of 2010, of the Ministry of Finance (hereinafter, the “Reopened Series”).

The maximum total aggregate amount approved for these issuances shall be up to fifteen hundred million dollars of the United States of America (US$ 1,500,000,000.-). It is noted that for the calculation of the conversion of the amount to be issued for the bond or bonds denominated in Chilean Pesos into dollars of the United States of America, it shall be considered the “observado” exchange rate for dollars of the United States of America as of the date of this decree, determined as provided in article 4°, letter (j) below.

In such capacity, any of the public officers named above will be authorized to enter into, subscribe, execute and sign any agreements, contracts and instruments which may be necessary for the issuance, registration, placement and disposition, as well as to implement any other matter required to carry out the external indebtedness transactions authorized hereby, such as: the underwriting agreement or agreements, by means of which financial institutions shall undertake to place and, eventually, acquire the bonds, and the fiscal agency agreement or any amendment thereto which, among other agreements, shall govern these transactions; the application of filings before administrative institutions and/or securities exchanges for issuance and placement of the bonds referred to in this decree and any amendments thereto.

Article 2.- The net proceeds obtained in the placement of such bonds shall be used to fund the obligations set forth in Items 50-01-03-30, Acquisition of Financial Assets, and 50-01-04-34, Service of Indebtedness.

Article 3.- The characteristics and financial conditions of the bond or bonds denominated in dollars of the United States of America shall be the following:

(a) Issuer: The Republic of Chile.

(b) Currency, Denomination and Coupons: Issued and denominated in dollars of the United States of America, with coupons with a minimum denomination of US$ 1,000 (one thousand dollars) each.

(c) Issuance Date: Any date after the publication of this decree in the Official Gazette throughout December 30, 2011.

(d) Manner and Date of Placement: One or more placements during 2011.

(e) Selling Placement Price: The selling placement price shall not be less than 96% of its par value.

(f) Repayment of Principal: Principal shall be repaid upon maturity in one single installment for the total principal amount sold.

(g) Tenor: 10 years.

(h) Interest Rate: A maximum of 6% per annum.

(i) Interest Payments: Semi-annually, payable at the end of each period counted as from the issuance date. However there may be agreed that the first interest payment shall be made up to nine months after the date of issuance.

(j) Placement fee: A maximum of 0.35% over the total amount of the sold bonds, payable in dollars of the United States of America, whose amount shall be deducted from the proceeds obtained from the placement thereof.

(k) Other expenses: Additionally, according to Article 1 hereof, it may be agreed upon the payment of other monetary obligations that are customary in the international financial markets for this kind of transactions, such as penalty interest, set-off, brokerage and other fees, fees for registration and/or for listing in securities exchanges, bond and country risk ratings, professional fees and reimbursement of expenses incurred in connection with this bond issuance.

(l) Other Terms and Conditions: Such terms and conditions to be agreed upon in the fiscal agency agreement or in the underwriting agreement executed and delivered in accordance with Article 1 hereof.

Article 4.- In case of issuance of a new series of bonds, the characteristics and financial conditions of the bond or bonds denominated in Chilean pesos and payable in dollars of the United States of America shall be the following:

(a) Issuer: The Republic of Chile.

(b) Currency, Denomination and Coupons: Issued and denominated in Chilean pesos, with coupons with a minimum denomination of CLP 500,000 (five hundred thousand Chilean pesos).

(c) Issuance Date: Any date after the publication of this decree in the Official Gazette throughout December 30, 2011.

(d) Manner and Date of Placement: One or more placements during 2011.

(e) Selling Placement Price: The selling placement price shall not be less than 96% of its par value, and shall be paid in dollars of the United States of America.

(f) Repayment of Principal: Principal shall be repaid upon maturity in one single installment for the total principal amount sold.

(g) Tenor: up to 20 years.

(h) Interest Rate: A maximum of 8% per annum.

(i) Interest Payment: Semi-annually, payable at the end of each period counted as from the issuance date. However there may be agreed that the first interest payment shall be made up to nine months after the date of issuance.

(j) Payment amounts: Amounts of principal and interest to be paid on each payment date shall be made in dollars of the United States of America equivalent to their amount in Chilean pesos resulting from dividing the amount due in Chilean pesos by the applicable “observado” exchange rate for dollars of the United States of America, published in the Official Gazette by the Central Bank of Chile, pursuant to article 44 of article 1 of Law No. 18,840, the Organic Constitutional Law of the Central Bank of Chile.

(k) Placement fee: A maximum of 0.35% over the total amount of the sold bonds, payable in dollars of the United States of America, which amount shall be deducted from the proceeds obtained from the placement thereof.

(l) Other expenses: Additionally, according to Article 1 hereof, it may be agreed upon the payment of other monetary obligations that are customary in the international financial markets for this kind of transactions, such as penalty interest, set-off, brokerage and other fees, fees for registration and/or for listing in securities exchanges, bond and country risk ratings, professional fees and reimbursement of expenses incurred in connection with this bond issuance.

(m) Other Terms and Conditions: Such terms and conditions to be agreed upon in the fiscal agency agreement or in the underwriting agreement executed and delivered in accordance with Article 1 hereof.

In case of reopening, the characteristics and financial conditions of the bond or bonds denominated in Chilean pesos and payable in dollars of the United States of America shall be the same as of the bonds of the Reopened Series.

Article 5.- The bonds may be issued without being evidenced in printed physical form, in accordance with article 47 bis of Decree Law 1,263 of 1975 and subject to the following rules:

(a) The Treasurer General of the Republic shall subscribe and the Comptroller General of the Republic shall authenticate (“refrendar”) a replica or facsimile per each of the bond issuances.

(b) The fiscal agent shall be authorized by the corresponding fiscal agency agreement or any amendment thereto to carry out, in accordance with applicable provisions, the registry referred to in the final paragraph of article 47 bis of Decree Law 1,263 of 1975.

(c) The initial acquisition and following transfer of the bonds, as well as the required actions to exercise the rights arising therefrom, shall be made pursuant the procedures to be agreed upon in the acts and contracts referred to in Article 1 hereof.

Article 6.- The Treasurer General of the Republic is hereby authorized to represent the Republic of Chile in the management of this long term public debt issuance, for which purposes the Treasurer General of the Republic shall be authorized to:

(a) Make payment of interest, set-off, commissions, fees and other expenses in accordance herewith; and

(b) Make repayment and retire the bonds upon maturity, without prejudice of his authority to enter into special arrangements for the prepayment and early redemption thereof. In such case, the redemption may take place at any time, in whole or in part, on a pro-rata basis, without premium or penalty.

The foregoing shall be made by the Treasurer General of the Republic with funds annually provided for in the Public Debt Service Program of the Budget of the Public Treasure established in the budget law of the corresponding year.

Article 7.- The documents to be entered into pursuant to Article 1 hereto shall also be executed by the Treasurer General of the Republic and further be authenticated by the Comptroller General of the Republic, as applicable, in accordance with the provisions of Articles 45 and 46 of Decree Law No. 1,263 of 1975 or the governing law of the referred to agreements.

The General Consul of Chile in New York is hereby authorized, to represent the Treasurer General of the Republic and the Comptroller General of the Republic, in case the agreements and instruments referred to in Article 1 above are executed or subscribed abroad, wherein the aforementioned official shall be authorized to execute such agreements and documents on behalf of the Treasurer General of the Republic if he does not concur to execute them and to authenticate (“refrendar”) them on behalf of the Comptroller General of the Republic, upon his request.

Article 8.- The officers mentioned in Article 1 above are hereby authorized to accept in the agreements and instruments to be entered into in accordance herewith provisions that stipulte that such agreements shall be subject to foreign laws and courts; and the waiver of immunity from execution, the designation of a foreign domicile and the appointment of process agents abroad.

TO BE RECORDED, COMMUNICATED AND PUBLISHED.

SEBASTIÁN PIÑERA ECHENIQUE
President of the Republic

FELIPE LARRAÍN BASCUÑÁN
Minister of Finance